Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS ANNOUNCES

ANNUAL MEETING DATE

LEHI, UTAH, February 6, 2015 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct sale of premium-quality nutritional and personal care products, today announced that the 2015 Annual Meeting of shareholders will be held on Wednesday, May 6, 2015, at the Company’s principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah.  Shareholders of record as of the close of business on March 12, 2015, will be entitled to vote at the meeting.  The exact time and other details of the meeting will be announced in the definitive proxy statement, which will be sent to shareholders prior to the 2015 Annual Meeting.

The Company further announced that the deadline for the receipt of shareholder proposals for inclusion in the Company’s proxy statement, as well as for nominations for directors is March 7, 2015.  In order to be brought before the 2015 Annual Meeting, any such proposals must be received by the Corporate Secretary at the Company’s principal executive offices no later than that date.  Such proposals must comply in all respects with the requirements contained in the Company’s bylaws and in Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, to be considered a proper proposal or nomination.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 680,000 independent Managers, Distributors and customers in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Sunshine Heroes Foundation. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

2500 West Executive Parkway, Suite 100

Lehi, Utah 84043

(801) 341-7303